EX-99.B-77Q1(a)

                             W&R TARGET FUNDS, INC.

SUB-ITEM 77Q1  Exhibits
(a)
                              AMENDMENT TO BYLAWS

     RESOLVED, That the Bylaws of Target/United Funds, Inc. are amended to change the Corporation's name to W&R Target Funds, Inc., effective October 16, 2000.

     I certify that I am Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolution is a true and correct resolution duly passed by the Board of Directors of the Corporation at a meeting held on August 16, 2000.


                              /s/Kristen A. Richards
                              -------------------------
                              Kristen A. Richards, Secretary

Dated this 16th day of August, 2000.